Exhibit (s)(5)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK INCOME TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of shares of common stock being offered pursuant to the Prospectus Supplement dated November 18, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated October 18, 2022 (together with the Prospectus Supplement, the “Prospectus”) is 8,333,333 shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on November 18, 2022, is the final prospectus relating to the Offering.